Exhibit 3.3

AMENDMENT #2
TO THE
SECOND AMENDED AND RESTATED BYLAWS
OF
SL GREEN REALTY CORP.

The Board of Directors (the "Board") of SL Green Realty Corp., a Maryland corporation (the "Corporation"), at a duly convened meeting of the Board where a quorum was present, by a majority vote of the directors present at such meeting and in accordance with the Second Amended and Restated Bylaws of the Corporation, as amended (the "Bylaws") and the Maryland General Corporation Law, approved and adopted on September 14, 2009 the following amendments to the Bylaws to be effective on September 14, 2009:

1.
Annual Meeting.  The first sentence of Section 2.02 of Article II of the Second Amended and Restated Bylaws of SL Green Realty Corp. is hereby amended by deleting it in its entirety and replacing it with the following:

An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on a date and at the time set by the Board of Directors.

2.	Organization. Section 2.06 of Article II of the Second Amended and Restated Bylaws of SL Green Realty Corp. is hereby amended by adding the following at the end of the existing section:

The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting.  The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) concluding a meeting or recessing or adjourning the meeting to a later date and time and at a place announced at the meeting; and (h) complying with any state and local laws and regulations concerning safety and security.  Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

3.	Annual Meeting of Stockholders.

The second sentence of Section 2.12(a)(2) of Article II of the Second Amended and Restated Bylaws of SL Green Realty Corp. (the "Bylaws") is hereby amended by deleting it in its entirety and replacing it with the following:

To be timely, a stockholder's notice shall set forth all information required under this Section 12 and shall be delivered to the secretary at the principal executive offices of the Corporation not less than 90 days nor more than 180 days prior to the first anniversary of the preceding year's annual meeting or special meeting in lieu thereof; provided, however, that in the event that the date of the annual meeting is advanced by more than seven days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 180th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 20th day following the earlier of the day on which public announcement of the date of such meeting is first made or notice of the meeting is mailed to stockholders.  The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder's notice as described above.

Clause (i) of the last sentence of Section 2.12(a)(2) of Article II of the Bylaws is hereby amended by deleting it in its entirety and replacing it with the following:

(i) as to each person whom the stockholder proposes to nominate for election or reelection as a director (a "Proposed Nominee") all information relating to such Proposed Nominee and relating to the stockholder giving the notice that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

Clause (iii) of the last sentence of Section 2.12(a)(2) of Article II of the Bylaws is hereby amended by deleting it in its entirety and replacing it with the following:

(iii) as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person, (A) the name and address of such stockholder, as they appear on the Corporation's books, and the current name, business address and residence address of any such Stockholder Associated Person or Proposed Nominee, (B) as of the date of the notice, the number of shares, if any, of each class of stock or other security of the Corporation or any affiliate thereof (the "Company Securities") which are owned beneficially and/or of record by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and (C) as of the date of the notice, whether and the extent to which, such stockholder, Proposed Nominee or Stockholder Associated Person is subject to, or during the past six months has, directly or indirectly (through brokers, nominees or otherwise), engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is (x) for any such stockholder, Proposed Nominee or Stockholder Associated Person, to mitigate loss to or manage risk or benefit from changes in the price of Company Securities or (y) to increase or decrease, disproportionately to the economic interest, the voting power of any such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation or any affiliate thereof.

Section 2.12(a) of Article II of the Bylaws is hereby amended by adding the following clauses (4), (5) and (6) immediately following clause (3) of Section 2.12(a) of the Bylaws and immediately preceding Section 2.12(b) of the Bylaws:

(4)           A stockholder proposing nominations of persons for election to the Board of Directors or the proposal of business to be considered by stockholders  pursuant to this Section 2.12 shall further update and supplement information submitted pursuant to Section 2.12(a)(2), if necessary, so that the information provided or required to be submitted pursuant to Section 2.12(a)(2) shall be true and correct as of the record date for the meeting, and such update and supplement shall be delivered to the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting.

(5)           If information submitted pursuant to Section 2.12(a)(2) or Section 2.12(a)(4) by any stockholder proposing nominations of persons for election to the Board of Directors or the proposal of business to be considered by stockholders pursuant to this Section 2.12 shall be inaccurate to a material extent, such information shall be deemed not to have been provided in accordance with this Section 2.12.  Any such stockholder shall notify the Corporation of any inaccuracy or change promptly (but no later than two business days) after becoming aware of such inaccuracy or change in any such information.

(6)           For purposes of this Section 2.12, "Stockholder Associated Person" of any stockholder shall mean:  (i) any person acting in concert with such stockholder, (ii) any beneficial owner of Company Securities owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such stockholder or Stockholder Associated Person.

The last sentence of Section 2.12(b) of Article II of the Bylaws is hereby amended by deleting it in its entirety and replacing it with the following:

In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position as specified in the Corporation's notice of meeting, if the stockholder's notice containing the information required by paragraph (a)(2) of this Section 2.12 shall be delivered to the secretary at the principal executive offices of the Corporation not earlier than the 180th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder's notice as described above.

4.
Vacancies.  Section 3.10 of Article III of the Second Amended and Restated Bylaws of SL Green Realty Corp. is hereby amended by deleting the last two sentences of such section and replacing them with the following:

Except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is elected and qualifies.